Exhibit 99.1

Innovative Food Holdings Announces Share Repurchase Program and Addition of New Directors

NAPLES, FL -- (Marketwire) -- 10/29/10 -- Innovative Food Holdings, Inc. (IVFH), announced today that it has approved a share repurchase program of up to 15 million shares. In addition, the company announced that is has expanded its board of directors through the addition of three new independent directors who have joined the board of Innovative Food Holdings.

The new directors are:

Dr. Chris Brown

Dr. Brown has been an active investor for approximately 30 years and he has invested in numerous publicly traded and privately held companies, where he has served as an advisor and board member to many of such companies. Dr. Brown also manages one of the most elite oral and cosmetic surgery centers in the United States.

Sol Mayer

Mr. Solomon Mayer has held various executive level positions, and has successfully overseen several businesses from conception through profitability. Mr. Mayer is currently on the board of directors of the following private companies: Mooney Airplane Corporation (http://www.mooney.com), Premier Store Fixtures (http://www.premierfixtures.com/ ) and Supreme Construction and Development, a real estate development and investment firm.

Hank Cohn

Hank Cohn is currently CEO of P1 Billing, LLC., a revenue cycle management service provider to ambulatory medical clinics. P1 Billing is a spinoff of PracticeOne Inc., (formerly PracticeXpert Inc, OTC BB), an integrated PMS and EMR software and services company for physicians. Mr. Cohn served as President and Chief Executive Officer of PracticeOne from December 2006 until December 2009 at which time he sold the company to Francisco Partners, one of the largest, global technology focused, private equity firms in Silicon Valley. Prior to that, Mr. Cohn worked with a number of public companies. A partial list of his past and present board memberships include: Analytical Surveys, Inc., Kaching Kaching Inc, and International Food and Wine Inc. currently Evolution Resources Inc. Mr. Cohn also served as the executive vice president of Galaxy Ventures, LLC, a closely-held investment fund concentrating in the areas of bond trading and early stage technology investments, where he acted as portfolio manager for investments.

Dr. Chris Brown commented, "I am very excited about the direction of the company and I am delighted to join the board of Innovative Food Holdings. As a current shareholder of Innovative Food Holdings I look forward to actively working with the board to increase awareness in the investor community about the company. In addition, I believe that the stock of Innovative Food Holdings is currently undervalued at current market prices and I plan on increasing my current position in Innovative Food Holdings through share purchases in the open market."

The company is also announcing that its Board of Directors approved a plan to purchase and retire up to 15,000,000 shares of the Company's common stock, over a twelve month period. Innovative Food Holdings anticipates that the purchases will be made from time to time, depending on market prices, from cash on hand.

The timing and amount of any purchases will be determined by Innovative Food Holdings' management based on its evaluation of market conditions, capital allocation alternatives, and other factors. The share repurchase program does not require Innovative Food Holdings to acquire any specific number of shares and may be modified, suspended, or terminated by Innovative Food Holdings at any time without prior notice. The share repurchase program is designed to comply with U.S. securities laws, rules and safe harbors for purchases that do not constitute tender offers.

Sam Klepfish, CEO of Innovative Food Holdings, noted "We are delighted to welcome all the new directors to the board of the company and we are especially pleased that Chris Brown, a longtime shareholder of the company, has joined the board. We look forward to working with all of the directors, new and old together, to continue building value for Innovative Food Holdings' shareholders."

Commenting on the Innovative Food Holdings share buyback program Mr. Klepfish noted "We believe that this repurchase plan represents an attractive option for the Company, and reflects the confidence of our Board in Innovative Food Holdings' long-term prospects". Mr. Klepfish continued, "Over the year the Company has improved operations, built cash, and established additional business opportunities, and the Board felt it was the appropriate time to take this action."

About Innovative Food Holdings:

Innovative Food Holdings, Inc., through its wholly owned subsidiaries, is in the business of marketing and selling high quality gourmet food.

Food Innovations, Inc.

Food Innovations, Inc., in partnership with one of the largest Foodservice distributors in the Unites States, provides over 3,800 of the highest quality gourmet food products to professional chefs throughout the United States. To learn more, visit the Food Innovations website at www.foodinno.com. Food Innovations is a wholly owned subsidiary of Innovative Food Holdings, Inc.

For The Gourmet, Inc.

Through its website, and through additional sales channels, For The Gourmet Inc. provides the highest quality gourmet food products to the retail consumer market under the For The Gourmet line at www.forthegourmet.com and to the professional chef market under the For The Gourmet Pro line. To learn more, visit the For The Gourmet website at http://www.forthegourmet.com/. For The Gourmet Inc. is a wholly owned subsidiary of Innovative Food Holdings, Inc.

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the "Company") that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as should, could, anticipate, believe, intend, potential, appear or expect. The Company does not intend to update these forward-looking statements.

Contact:
Media Contact:
March Noble Communications
Dylan Hundley
(646) 435-4069
info@marchnoble.com

Company Contact:
Innovative Food Holdings, Inc.
Sam Klepfish
(239) 449-3235
sklepfish@innovativefoodholdings.com